Exhibit 99.1

TRUE RELIGION APPAREL APPOINTS SETH JOHNSON

TO ITS BOARD OF DIRECTORS

VERNON, California – March 23, 2010 – True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that the Board of Directors has appointed Seth Johnson to the Company’s Board of Directors. Mr. Johnson brings over 30 years of retail experience with high-growth, consumer branded companies.

"We are thrilled to announce the addition of Seth to our Board," said Jeffrey Lubell, chairman and chief executive officer of True Religion Apparel. "Seth played a significant role in growing Abercrombie & Fitch Co. from 30 stores to over 700 stores. I believe that the greatest opportunity for the True Religion Brand lies in connecting with more customers through our True Religion branded stores and eCommerce business, from both a domestic and an international perspective. Seth’s experience in developing the infrastructure and knowledge to support such significant growth will be a tremendous resource to our Company.”

“I have admired the development of True Religion Brand Jeans and I am very pleased to be appointed to the Company’s Board of Directors,” said Mr. Johnson. “I look forward to providing my experience and insight to the True Religion Brand as it expands its consumer direct business to connect with more consumers around the world.”

Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch from 1999 to 2004, and was A&F’s Chief Financial Officer from 1992 to 1998. During this period, he led A&F’s IPO, directed the business growth from sales of $85 million to over $2 billion, and helped launch three new concepts. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California. Mr. Johnson has recently been an instructor in business strategy at Chapman University’s Argyros School of Business and Economics in Orange, California.

Following this appointment, the Company's Board will consist of seven directors. Mr. Johnson will serve until the Company’s 2010 Annual Meeting, at which time he will stand for election by the Company’s stockholders.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the

United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200